Filed Pursuant to Rule 424(b)(2)
Registration Number 333-109182

PROSPECTUS SUPPLEMENT

(To Prospectus dated October 15, 2003)
$800,000,000

Caterpillar Financial Services Corporation

$550,000,000 4.300% Senior Notes due 2010
$250,000,000 4.625% Senior Notes due 2015

     The notes due 2010 will bear interest at a rate of 4.300% per year, and the notes due 2015 will bear interest at a rate of 4.625% per year. We will pay interest on the notes semiannually on June 1 and December 1 of each year, beginning December 1, 2005. We may redeem the notes before their maturity, in whole or in part, as described in this prospectus supplement.

     The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. We will issue the notes only in registered form in denominations of $1,000.

     We are offering the notes for sale in the United States, Europe and Asia.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement and the accompanying prospectus are truthful and complete. Any representation to the contrary is a criminal offense.

	Per 2010 Note	Total	Per 2015 Note	Total

Public Offering Price	99.701%	$548,355,500	99.426%	$248,565,000
Underwriting Discount	0.350%	$1,925,000	0.450%	$1,125,000
Proceeds to Caterpillar Financial (before expenses)	99.351%	$546,430,500	98.976%	$247,440,000

     The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream and Euroclear on or about June 14, 2005.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup	JPMorgan

Co-Managers

ABN AMRO Incorporated

Barclays Capital

RBC Capital Markets

SG Corporate & Investment Banking

TD Securities

June 9, 2005

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of its delivery or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since that date.

      Unless the context otherwise indicates, the terms “Caterpillar Financial,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

      References herein to “U.S.$,” “$” and “dollars” are to the currency of the United States.

      Some statements contained in this document or incorporated by reference into this document are forward looking and involve uncertainties that could significantly impact results. The words “believes,” “expects,” “estimates,” “anticipates,” “will be” and similar words or expressions identify forward-looking statements made on behalf of Caterpillar Financial. Uncertainties include factors that affect international businesses, as well as matters specific to Caterpillar Financial and the markets it serves, including the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment. Please see Caterpillar Financial’s filings with the Securities and Exchange Commission, or SEC, for additional discussion of these uncertainties and factors. Caterpillar Financial disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future results or otherwise.

Prospectus Supplement

Prospectus

CATERPILLAR FINANCIAL SERVICES CORPORATION

      We are a wholly owned finance subsidiary of Caterpillar. Caterpillar operates in three principal lines of business:

•	Machinery — design, manufacture and marketing of construction, mining, agricultural and forestry machinery.

•	Engines — design, manufacture and marketing of engines for Caterpillar machinery, electric power generation systems; on-highway vehicles and locomotives; marine, petroleum, construction, industrial, agricultural and other applications; and related parts.

•	Financial Products — provided primarily through us.

      We provide retail financing alternatives for Caterpillar machinery and engines as well as other equipment and marine vessels to customers and dealers around the world, provide wholesale financing to Caterpillar dealers, and purchase short-term dealer receivables from Caterpillar. Our total number of employees at March 31, 2005 was approximately 1,400.

Retail financing plans include:

Retail financing leases and installment sale contracts (total 58%*):

•	Tax leases that are classified as either operating or finance leases for financial accounting purposes, depending on the characteristics of the lease. For tax purposes, we are considered the owner of the equipment (19%*).

•	Finance (non-tax) leases where the lessee is considered the owner of the equipment during the term of the lease and that either require or allow the customer to purchase the equipment for a fixed price at the end of the term (14%*).

•	Installment sale contracts, which are equipment loans that enable customers to purchase equipment with a down payment or trade-in and structure payments over time (24%*).

•	Governmental lease-purchase plans in the United States that offer low interest rates and flexible terms to qualified non-federal government agencies (1%*).

Retail notes receivable:

•	Loans that allow customers and dealers to use their Caterpillar equipment as collateral to obtain financing (20%*).

Wholesale financing plans include:

Wholesale notes receivable, finance leases and installment sale contracts (total 22%*):

•	Inventory/ rental programs which provide assistance to dealers by financing their inventory, rental fleets and rental facilities (6%*).

•	Short-term dealer receivables we purchase from Caterpillar at a discount (16%*).

      The retail financing business is highly competitive, with financing for users of Caterpillar equipment available through a variety of sources, principally commercial banks and finance and leasing companies. We are largely dependent upon Caterpillar dealers’ ability to sell equipment and customers’ willingness to enter into financing or leasing agreements with us. We also are affected by the availability of funds from our financing sources and general economic conditions such as inflation and market interest rates. Our competitive position is improved by marketing programs, subsidized by Caterpillar and/or Caterpillar

*	Indicates the percentage of total portfolio at December 31, 2004. We define total portfolio as total net finance receivables plus retained interests in securitized wholesale receivables plus equipment on operating leases, less accumulated depreciation.

dealers, which allow us to offer below-market interest rates, and we continue to finance a significant portion of Caterpillar dealers’ sales and inventory of Cat equipment, especially in our North American segment.

      We also have agreements with Caterpillar that are significant to our operation. These agreements provide for financial support and funding, employee benefits, and corporate services, among other things.

      We were incorporated under the laws of the State of Delaware, U.S.A., in 1981 and are the successor to a company formed in 1954. Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001, U.S.A.; our telephone number is (615) 341-1000. Our registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, U.S.A.

USE OF PROCEEDS

      The net proceeds received by Caterpillar Financial from the sale of the notes, estimated at $793,520,500 after deducting the underwriting discounts and estimated offering expenses payable by Caterpillar Financial, will be used to repay outstanding domestic commercial paper borrowings of Caterpillar Financial. At May 31, 2005, approximately $1,472,857,000 of such commercial paper was outstanding at a weighted average annualized interest rate of 3.02% and a weighted average maturity of 17.4 days. The proceeds from these commercial paper borrowings were used for the financing of sales and leasing transactions, for customer and dealer loans and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIO OF PROFIT TO FIXED CHARGES

      The table below sets forth our ratio of profit to fixed charges for each of the periods indicated:

Quarter Ended
March 31,		Year Ended December 31,

2005	2004	2004	2003	2002	2001	2000

1.71	1.86	1.78	1.76	1.54	1.47	1.32

      For the purpose of calculating this ratio, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

DESCRIPTION OF NOTES

General

      The following description of the terms of the notes supplements, and to the extent it is inconsistent replaces, the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. The notes due 2010 (the “2010 notes”) and the notes due 2015 (the “2015 notes”) are part of the debt securities we registered with the SEC in October 2003 to be issued on terms to be determined at the time of sale. The 2010 notes and 2015 notes are to be issued as separate series of senior debt securities under the indenture dated as of April 15, 1985, as supplemented, between us and U.S. Bank Trust National Association, as successor trustee, which is more fully described in the accompanying prospectus.

      The 2010 notes will initially be limited to an aggregate principal amount of $550,000,000, mature on June 1, 2010 and bear interest at 4.300% per year. The 2015 notes will initially be limited to an aggregate principal amount of $250,000,000, mature on June 1, 2015 and bear interest at 4.625% per year.

      The notes:

•	will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

•	will be issued pursuant to the indenture, and will represent new and separate series under the indenture.

•	are redeemable by us before maturity, in whole or in part. See “— Optional Redemption” and “— Redemption for Tax Reasons.”

•	are not subject to any sinking fund.

•	will be represented by one or more global certificates in fully registered form. Except in limited circumstances, the notes will not be issued in definitive form. If the notes are issued in definitive form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements.

•	represent unsecured and unsubordinated debt.

•	will be repaid at par at maturity.

•	will rank on a parity with each other and with our other unsecured and unsubordinated debt from time to time outstanding.

      Interest on the notes:

•	is payable semi-annually on June 1 and December 1 of each year, payable to the persons in whose names the notes are registered at the close of business on May 15 and November 15, as the case may be, prior to the payment date.

•	will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

      Interest payments on the notes begin on December 1, 2005 and interest will begin to accrue from June 14, 2005. If an interest payment date or maturity date is not a Business Day, we will pay interest or principal on the next Business Day. However, interest on the payments will not accrue for the period from the original payment date to the date we make the payments.

Optional Redemption

      The notes of each series will be redeemable in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes being redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date (exclusive of any accrued interest) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points in the case of the 2010 notes, and 12.5 basis points in the case of the 2015 notes, plus, in each case, any interest accrued but not paid to the date of redemption.

      “Treasury Rate” means, with respect to any redemption date for the notes of a series, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date for the notes being redeemed, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if that release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

      “Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

      “Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those securities.

      “Independent Investment Banker” means Banc of America Securities LLC, Citigroup Global Markets Inc. or J.P. Morgan Securities Inc., and their respective successors, or, if each of the firms is unwilling or unable to select the Comparable Treasury Issue, a nationally recognized investment banking institution which is a Primary Treasury Dealer appointed by us.

      “Comparable Treasury Price” means, with respect to any redemption date for the notes of a series, (i) the average of five Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if, after seeking at least five Reference Treasury Dealer Quotations and excluding the highest and lowest Reference Treasury Dealer Quotations, the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Reference Treasury Dealer” means (1) Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute for such dealer another Primary Treasury Dealer and (2) any other nationally recognized Primary Treasury Dealer selected by the Independent Investment Banker and acceptable to us.

      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by that Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third Business Day preceding that redemption date.

      Holders of notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of a series are to be redeemed, the trustee will select the particular notes or portions thereof for redemption from the outstanding notes of that series not previously called, pro rata or by lot, or in such other manner as we shall direct.

      Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

Book-Entry Registration

      We will issue the notes of each series in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “global notes.” Each global note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor to DTC, as depositary, and registered in the name of Cede & Co. (DTC’s partnership nominee). Unless it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the depositary to a nominee of the depositary. Beneficial owners may elect to hold interests in the global notes through either DTC (in the United States) or through Clearstream Banking, societe anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./ N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream and JPMorgan Chase Bank, N.A. will act as U.S. depositary for Euroclear.

      DTC. DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, called direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants in DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

      Purchases of interests in the global notes under DTC’s system must be made by or through direct participants, which will receive a credit for those interests on DTC’s records. The ownership interest of each actual purchaser of interests in the global notes, each called a beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global notes, except as described below.

      To facilitate subsequent transfers, all global notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interests in the global notes; DTC’s records reflect only the identity of the direct participants to whose accounts interests in the global notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

      So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global notes for all purposes under the indenture. Except as provided below, beneficial owners of interests in the global notes will not be entitled to have book-entry notes represented by the notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Accordingly, each beneficial owner must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participants through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders of notes or that an owner of a beneficial interest in the notes desires to give or take any action which a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or to take the action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

      Payments of principal of and interest on the notes will be made to DTC. We will send all required reports and notices solely to DTC as long as DTC is the registered holder of the global notes. Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of the direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the participants.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

      Clearstream. Clearstream advises that it is incorporated under the laws of Luxembourg. Clearstream was formed in January 2000 by the merger of Cedel International and Deutsche Boerse Clearing and was fully acquired by the Deutsche Boerse Group in July 2002. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its Clearstream customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in over 30 countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier, which supervises Luxembourg banks. Clearstream customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Clearstream’s U.S. customers are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear Bank S.A./N.V. to facilitate settlement of trades between Clearstream and Euroclear.

      Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above.

      The Euroclear System is owned by Euroclear plc and operated through a license agreement by Euroclear Bank S.A./N.V. under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

      Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law. These rules and laws govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under these rules and laws only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants.

      Distributions with respect to notes held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. These distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. See “Certain United States Federal Tax Matters” in this prospectus supplement. The Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by a certificate holder under this prospectus supplement on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures and subject to its depositary’s ability to effect such actions on its behalf through DTC.

Global Clearance and Settlement Procedures

      Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s settlement system. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

      Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. agent; however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. agent to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

      Because of time-zone differences, credits of interests in the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the Business Day following the DTC settlement date. These credits or any transactions involving interests in such notes settled during this processing will be reported to the relevant Euroclear or Clearstream participants on that Business Day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the Business Day following settlement in DTC.

      Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time.

Certificated Notes

      We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes of a series represented by the global notes upon surrender by DTC of the global notes if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for such global notes or if at any time DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

•	we in our discretion at any time determine not to have all of the notes of that series represented by one or more global note or notes and notify the trustee of such determination, or

•	an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of that series.

      Any note that is exchangeable pursuant to the preceding sentence is exchangeable for certificated notes of the same series issuable in authorized denominations and registered in such names as the depositary holding those global notes shall direct. The authorized denominations of the notes denominated in U.S. dollars will be $1,000 or any greater amount that is an integral multiple of $1,000. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of such depositary or its nominee.

      Neither Caterpillar Financial nor the trustee will be liable for any delay by DTC, its nominee or any direct participant or indirect participant in identifying the beneficial owners of the related notes. Caterpillar Financial and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

Notices

      Notices to holders of the notes will be sent by mail to the registered holders.

Further Issues

      We may from time to time, without notice to or the consent of the registered holders of the notes of either series, create and issue further notes of that series ranking on a parity with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the notes or except for the first payment of interest following the issue date of the notes) and so that the further notes may be consolidated and form a single series with the earlier-issued notes and have the same terms as to status, redemption or otherwise as the earlier-issued notes.

Payment of Additional Amounts

      We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes of each series such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on those notes to a holder who is a non-United States person (as defined under the heading “Certain United States Federal Tax Matters”), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in those notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

      (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

(b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

(d) being or having been a “10-percent shareholder” of Caterpillar Financial as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

(e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

      (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

      (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

      (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

      (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

      (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

      (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

      (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

      The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading “Payment of Additional Amounts” and under the heading “— Redemption for Tax Reasons,” we shall not be required to make any payment to a holder of a note with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

      “United States” means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction.

Redemption for Tax Reasons

      If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will (after taking commercially reasonable efforts to avoid such obligations) become obligated to pay additional amounts as described herein under the heading “— Payment of Additional Amounts” with respect to the notes of a series, then we may, at our option, redeem, as a whole, but not in part, the notes of that series on not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

CERTAIN UNITED STATES FEDERAL TAX MATTERS

In General

      In the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Caterpillar Financial, the following summary correctly describes certain material United States federal income tax consequences of the ownership of notes of each series, acquired at the offering price, as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986 as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, which could affect the accuracy of the statements set forth in this prospectus supplement.

      This summary is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting;

•	a bank;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes; or

•	a person that owns notes whose functional currency for tax purposes is not the United States dollar.

      Persons considering the purchase of notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

Taxation of United States Persons

      The following summary describes the tax consequences to a United States person. A United States person is the beneficial owner of a note and is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	a domestic partnership;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust (or certain trusts that have made a valid election to be treated as a United States person).

      If a partnership (including an entity treated as a partnership for United States federal income tax purposes) is a holder of the notes, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and their partners should consult their own tax advisors as to the particular federal income tax consequences applicable to them.

      Payments of Interest. Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received, in accordance with such United States person’s method of accounting for tax purposes.

      Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between (i) the amount realized on the sale, exchange or retirement (except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary interest income), and (ii) such United States person’s adjusted tax basis in the note. A United States person’s adjusted tax basis in a note generally will equal the cost of the note to such United States person increased by the amount of any accrued but unpaid interest previously included in income.

      In general, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if at the time of such sale, exchange or retirement, the note has been held for more than one year. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary gain or loss is also relevant for other purposes, including, among other things, limitations on the deductibility of capital losses.

      Backup Withholding and Information Reporting. A “backup” withholding tax and certain information reporting requirements may apply to payments of principal and interest made to, and the proceeds of disposition of a note by, certain United States persons. Backup withholding will apply only if (i) the United States person fails to furnish its Taxpayer Identification Number (“TIN”) to the payor,

(ii) the IRS notifies the payor that the United States person has furnished an incorrect TIN, (iii) the IRS notifies the payor that the United States person has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States person fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Holders of the notes that are United States persons should consult their tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

      The amount of any backup withholding from a payment to a holder of a note will be allowed as a credit against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

Taxation of Non-United States Persons

      The following summary describes the tax consequences to a non-United States person. A non-United States person is the beneficial owner of a note and is, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation;

•	a foreign partnership; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

      Under United States federal income tax law now in effect and subject to the discussion below concerning backup withholding:

      (1) Payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (a):

•	the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of Caterpillar Financial stock entitled to vote;

•	the beneficial owner of the note is not a controlled foreign corporation that is related to Caterpillar Financial through stock ownership; and

      either

•	the beneficial owner of the note certifies to the person otherwise required to withhold United States federal income tax from such interest on an appropriate statement (currently on IRS Form W-8BEN), under penalties of perjury, that it is not a United States person and provides its name and address; or

•	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner of the note by it or by a financial institution between it and the beneficial owner and furnishes the person otherwise required to withhold United States federal income tax with a copy thereof;

      (b) the beneficial owner of the note is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax (or subject to a reduced withholding rate) and the beneficial owner of the note provides an appropriate statement (currently on IRS Form W-8BEN), under penalties of perjury, to the person otherwise required to withhold United States federal income tax; or

      (c) the beneficial owner of the note conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note provides an appropriate statement (currently on IRS Form W-8ECI), under penalties of perjury, to the person otherwise required to withhold United States federal income tax from such interest.

      (2) A non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or retirement of a note unless the gain is effectively connected with the beneficial owner’s trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met.

      (3) A note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual’s death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Caterpillar Financial stock entitled to vote and the income on the note would not have been effectively connected with a United States trade or business of the individual.

      In the case of notes held by foreign partnerships, the certifications described above are generally provided by the partners rather than the foreign partnership. Non-United States persons should consult their tax advisers regarding the application of the United States federal withholding tax to their particular situations.

      Interest on a note that is effectively connected with the conduct of a trade or business in the United States by beneficial owners of a note who are non-United States persons, although exempt from United States withholding tax (if the appropriate certification has been provided), will generally be subject to United States income tax on such interest in the same manner as if the holder were a United States person, in which case non-United States persons should consult with their own tax advisor regarding the tax consequences relevant to them. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

      Backup withholding and information reporting will not apply to payments of principal and interest made to a beneficial holder of a note who is a non-United States person by Caterpillar Financial or any paying agent thereof with respect to which the non-United States person has provided the required certification, described above, under penalties of perjury of its non-United States status or has otherwise established an exemption.

      In addition, except as provided in the following sentences, if principal or interest payments are collected outside the United States by a foreign office of a custodian, nominee or other agent acting on behalf of a beneficial owner of a note, the custodian, nominee or other agent will not be required to apply backup withholding to the payments made to such beneficial owner and will not be subject to information reporting. However, if the custodian, nominee or other agent is a “US middleman” (as defined below), the custodian, nominee or other agent may be subject to information reporting with respect to those payments unless the beneficial owner has provided certain required information or documentation to establish its non-United States status or otherwise establishes an exemption. In addition, any payment of interest made that is subject to such information reporting will also be subject to backup withholding, unless the payment is made to an account maintained at an office or branch of a United States or foreign bank or other financial institution at a location outside the United States or its possessions.

      Payments on the sale, exchange or other disposition of a note effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a US middleman information reporting will be required unless the beneficial owner of the note has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the beneficial owner of the note certifies under penalties of perjury to its non-United States status or otherwise establishes an exemption.

      Non-United States persons should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-United States person under the backup withholding rules will be allowed as a credit against such holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service (“IRS”).

      US middleman means:

•	a United States person;

•	a controlled foreign corporation for United States federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period;

•	a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50% of the income or capital interests; or

•	certain United States branches of foreign banks or insurance companies.

      Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

UNDERWRITING

      The underwriters named below have each severally agreed, subject to the terms and conditions of the underwriting agreement, dated June 9, 2005, and the terms agreement, dated June 9, 2005, to purchase from Caterpillar Financial the principal amount of notes of each series set forth opposite their respective names. The underwriters for the notes are committed to purchase all of the notes, if any of the notes are purchased.

	Principal Amount	Principal Amount
Underwriters	of 2010 Notes	of 2015 Notes

Banc of America Securities LLC	$137,500,000	$62,500,000
Citigroup Global Markets Inc.	137,500,000	62,500,000
J.P. Morgan Securities Inc.	137,500,000	62,500,000
ABN AMRO Incorporated	27,500,000	12,500,000
Barclays Capital Inc.	27,500,000	12,500,000
RBC Dominion Securities Corporation	27,500,000	12,500,000
SG Americas Securities, LLC	27,500,000	12,500,000
TD Securities (USA) Inc.	27,500,000	12,500,000

Total	$550,000,000	$250,000,000

      The underwriters have advised us that they propose initially to offer all or part of the notes directly to the public at the respective offering prices set forth on the cover page of this prospectus supplement and to certain dealers at those prices less a concession not in excess of 0.20% of the principal amount of the 2010 notes, and 0.25% of the principal amount of the 2015 notes. Any underwriter may allow, and those dealers may reallow, a concession not in excess of 0.125% of the principal amount of the 2010 notes and 0.20% of the principal amount of the 2015 notes. After the initial public offering, the public offering prices and concessions and discounts may be changed.

      The underwriters are permitted to engage in transactions that stabilize the respective prices of the notes. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the market prices of the notes.

      If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market.

      The underwriters also may impose a penalty bid whereby selling concessions allowed to broker-dealers for notes sold in the offering may be reclaimed if notes are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market prices of the notes, which may be higher than the prices that might otherwise prevail in the open market. These activities may be discontinued at any time and may be effected in the over-the-counter market or otherwise.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the market price of the security to be higher than it might be in the absence of those purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market prices of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      The distribution of this prospectus supplement and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which that offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make that offer or solicitation.

      Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Caterpillar Financial except as set forth in the underwriting agreement.

      In particular, each underwriter has represented and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom;

•	it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of, any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

•	it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the notes and that it will comply with the Securities Selling Prospectus Act (the “SSP Act”) of the Federal Republic of Germany (Wertpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in a public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the SSP Act and any other act replacing or supplementing the SSP Act and all other applicable laws and regulations; and

•	the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes.

      We do not intend to list the notes of either series on any national or offshore securities exchange. The notes are new issues of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the respective issue price set forth on the cover page hereof. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $350,000.

      Some of the underwriters will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between certain underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from certain underwriters based on transactions conducted through the system. Certain underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      Some of the underwriters and their affiliates engage in transactions with, and perform services for, Caterpillar Financial in the ordinary course of their respective businesses and have engaged, and may in the future engage, in commercial banking and investment banking transactions with Caterpillar Financial for which they have received and will receive customary compensation.

GENERAL INFORMATION

Governing Law

      The notes, the indenture, the terms agreement and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

      The notes have been accepted for clearance through DTC, Euroclear and Clearstream and have been assigned the following identification numbers:

Notes	CUSIP Number	ISIN Number

2010 Notes	14911R AH 2	US14911RAH21
2015 Notes	14911R AJ 8	US14911RAJ86

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on February 24, 2005 (File No. 1-11241);

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, filed with the SEC on May 10, 2005 (File No. 1-11241);

•	Our Current Reports on Form 8-K filed with the SEC on June 2, 2005 and June 8, 2005 (File No. 1-11241); and

•	Any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold.

      We are not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 and 7.01 of Form 8-K.

      You may request a copy of these filings, at no cost, by writing or telephoning as follows:

Caterpillar Financial Services Corporation
2120 West End Avenue
Nashville, Tennessee 37203-0001
Attn: Legal Department
Telephone: (615) 341-1000

      You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of the notes.

VALIDITY OF THE NOTES

      The validity of the notes will be passed upon by Orrick, Herrington & Sutcliffe LLP, San Francisco, California, our counsel, and for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

      The financial statements incorporated in the accompanying prospectus by reference to Caterpillar Financial Services Corporation’s Current Report on Form 8-K dated June 2, 2005 and the management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in the accompanying prospectus by reference to the Annual Report on Form 10-K of Caterpillar Financial Services Corporation for the year ended December 31, 2004 have been so incorporated in reliance on the report(s) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Caterpillar Financial Services Corporation

Debt Securities

      We may from time to time sell up to $8,000,000,000 aggregate initial offering price of our debt securities. The debt securities may consist of debentures, notes or other types of unsecured debt. We will provide the specific terms of these securities in supplements to this prospectus. The debt securities are solely our obligations and are not guaranteed by Caterpillar Inc. You nor we may use this prospectus to carry out sales of debt securities unless it is accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

October 15, 2003

CATERPILLAR FINANCIAL SERVICES CORPORATION

      Caterpillar Financial Services Corporation is a wholly owned finance subsidiary of Caterpillar Inc. We provide retail financing alternatives to customers and dealers around the world for Caterpillar Inc. products and non-competitive related equipment, provide wholesale financing to Caterpillar Inc. dealers and purchase short-term dealer receivables from Caterpillar Inc. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar Inc. sales and generate financing income.

      We are a Delaware corporation that was incorporated in 1981 and are the successor to a company formed in 1954. Our principal executive office is located at 2120 West End Avenue, Nashville, Tennessee 37203-0001 and our telephone number is (615) 341-1000. Unless the context otherwise indicates, the terms “Caterpillar Financial,” “we,” “us” or “our” mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term “Caterpillar” means Caterpillar Inc. and its consolidated subsidiaries.

USE OF PROCEEDS

      We will use net proceeds from the sale of the debt securities for the financing of future sales and leasing transactions, for customer and dealer loans and for other corporate purposes. We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of such indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIOS OF PROFIT TO FIXED CHARGES

      Our ratios of profit to fixed charges for each of the years ended December 31, 1998 through 2002 and for the quarters ended June 30, 2002 and 2003 are as follows:

Quarter Ended
June 30,		Year Ended December 31,

2003	2002	2002	2001	2000	1999	1998

1.86	1.44	1.54	1.47	1.32	1.34	1.35

      For the purpose of calculating this ratio, profit consists of income before income taxes plus fixed charges. Profit is reduced by our equity in profit of certain partnerships in which we participate. Fixed charges consist of interest on borrowed funds (including any amortization of debt discount, premium and issuance expense) and a portion of rentals representing interest.

DESCRIPTION OF DEBT SECURITIES WE MAY OFFER

      As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called the “indenture.” The indenture is a contract, dated as of April 15, 1985, as supplemented, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), which acts as trustee. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described later under “Events of Default and Notices.” Second, the trustee performs administrative duties for us, such as sending you interest payments, transferring your debt securities to a new buyer if you sell and sending you notices.

      The indenture and its associated documents contain the full legal text of the matters described in this section. The indenture is an exhibit to our registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

      We may issue as many distinct series of debt securities under the indenture as we wish. The indenture does not limit the aggregate principal amount of debt securities which we may issue. This section summarizes all the material terms of the debt securities that are common to all series (unless otherwise indicated in the prospectus supplement relating to a particular series). Because this section is a summary, it does not describe every aspect of the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of certain terms used in the indenture. We describe the meaning for only the more important of those terms. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in the prospectus supplement, such sections or defined terms are incorporated by reference herein or in the prospectus supplement.

      Our obligations, as well as the obligations of the trustee, run only to persons who are registered as holders of debt securities. Investors who hold debt securities in accounts at banks, brokers, or other financial intermediaries or depositaries will not be recognized by us as registered holders of debt securities. Accordingly, any right that holders may have under the indenture must be exercised through such intermediaries or depositaries.

      We may issue the debt securities as “original issue discount securities,” which will be offered and sold at a substantial discount below their stated principal amount. (section 101) The prospectus supplement relating to such original issue discount securities will describe federal income tax consequences and other special considerations applicable to them. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to the debt securities being offered. The prospectus supplement relating to the debt securities being offered will also describe any special considerations and certain special United States federal tax considerations applicable to such debt securities.

      In addition, certain material financial, legal and other terms of the offered debt securities are described in the prospectus supplement relating to the debt securities being offered. Those terms may vary from the terms described herein. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the offered debt securities described in the prospectus supplement. The prospectus supplement relating to the offered debt securities is attached to the front of this prospectus.

Terms

      The prospectus supplement relating to the series of debt securities being offered will provide the following terms:

•	the title of the offered debt securities;

•	any limit on the aggregate principal amount of the offered debt securities;

•	the date or dates on which the principal of the offered debt securities will be payable;

•	the rate or rates per annum at which the offered debt securities will bear interest, if any, or the formula pursuant to which such rate or rates shall be determined, and the date or dates from which such interest will accrue;

•	the dates on which such interest, if any, will be payable and the regular record dates for such interest payment dates;

•	the place or places where principal of (and premium, if any) and interest on offered debt securities shall be payable;

•	any mandatory or optional sinking fund or analogous provisions;

•	if applicable, the price at which, the periods within which and the terms and conditions upon which the offered debt securities may, pursuant to any optional redemption provisions, or must, pursuant to any mandatory redemption provisions, be redeemed;

•	if applicable, the terms and conditions upon which the offered debt securities may be repayable prior to final maturity at the option of the holder (which option may be conditional);

•	the portion of the principal amount of the offered debt securities, if other than the principal amount thereof, payable upon acceleration of maturity thereof;

•	the currency or currencies, including composite currencies, in which principal (and premium, if any) and interest may be payable (which may be other than those in which the offered debt securities are stated to be payable);

•	any index pursuant to which the amount of payments of principal (and premium, if any) or interest may be determined;

•	whether all or any part of the offered debt securities will be issued in the form of a global security or securities and, if so, the depositary for, and other terms relating to, such global security or securities; and

•	any other terms of the offered debt securities. (section 301)

      Unless otherwise indicated in the attached prospectus supplement, the offered debt securities are to be issued as registered securities without coupons in denominations of $1,000 or any integral multiple of $1,000. (section 302) No service charge will be made for any transfer or exchange of the offered debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange. (section 305)

      The debt securities are not secured by any of our property or assets.

Certain Restrictions

      Support Agreement. We have a support agreement with Caterpillar which provides, among other things, that Caterpillar will:

•	remain directly or indirectly, our sole owner;

•	ensure that we will maintain a tangible net worth of at least $20 million;

•	permit us to use (and we are required to use) the name “Caterpillar” in the conduct of our business; and

•	ensure that we maintain a ratio of earnings and interest expense (as defined) to interest expense of not less than 1.15 to 1.

      The indenture provides that we:

•	will observe and perform in all material respects all of our covenants or agreements contained in the support agreement;

•	to the extent possible, will cause Caterpillar to observe and perform in all material respects all covenants or agreements of Caterpillar contained in the support agreement; and

•	will not waive compliance under, amend in any material respect or terminate the support agreement; provided, however, that the support agreement may be amended if such amendment would not have a material adverse effect on the holders of any outstanding debt securities of any series or if the holders of at least 66 2/3% in principal amount of the outstanding debt securities of each series so affected (excluding from the amount so outstanding and from such holders, the holders of such series who are not so affected) shall waive compliance with the provisions of this section insofar as it relates to such amendment. (section 1004)

      Restrictions on Liens and Encumbrances. We will not create, assume or guarantee any secured debt without making effective provision for securing the debt securities (and, if we shall so determine, any other indebtedness of ours or guaranteed by us), equally and ratably with such secured debt. The term “secured debt” shall mean indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or encumbrance on any of our property of any character. This covenant does not apply to debt secured by:

•	certain mortgages, pledges, liens, security interests or encumbrances in connection with the acquisition, construction or improvement of any fixed asset or other physical or real property by us;

•	mortgages, pledges, liens, security interests or encumbrances on property existing at the time of acquisition thereof, whether or not assumed by us;

•	mortgages, pledges, liens, security interests or encumbrances on property of a corporation existing at the time such corporation is merged into or consolidated with us or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us;

•	mortgages, including mortgages, pledges, liens, security interests or encumbrances, on our property in favor of the United States of America, any state thereof or any other country, or any agency, instrumentality or political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the property subject to such mortgages;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage, pledge, lien or encumbrance referred to in the foregoing four items; or

•	any mortgage, pledge, lien, security interest or encumbrance securing indebtedness owing by us to one or more of our wholly owned subsidiaries.

      Notwithstanding the above, we may, without securing the debt securities, create, assume or guarantee secured debt which would otherwise be subject to the foregoing restrictions, provided that, after giving effect thereto, the aggregate amount of all secured debt then outstanding (not including secured debt permitted under the foregoing exceptions) at such time does not exceed 5% of the consolidated net tangible assets. (sections 101 and 1005)

      The indenture provides that we shall not consolidate or merge with, and shall not convey, transfer or lease our property, substantially as an entirety, to, another corporation if as a result thereof any of our properties or assets would become subject to a lien or mortgage not permitted by the terms of the indenture unless effective provision shall be made to secure the debt securities equally and ratably with (or prior to) all indebtedness thereby secured. (section 801)

      The term “consolidated net tangible assets” means, as of any particular time, the aggregate amount of assets after deducting therefrom (a) all current liabilities (excluding any such liability that by its terms is extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (b) all goodwill, excess of cost over assets acquired, patents, copyrights, trademarks, tradenames, unamortized debt discount and expense and other like intangibles, all as shown in our and our subsidiaries’ most recent consolidated financial statements prepared in accordance with generally accepted accounting principles.

      The term “subsidiary,” as used in this section, means any corporation of which more than 50% of the outstanding stock having ordinary voting power to elect directors is owned directly or indirectly by us or by one or more other corporations, more than 50% of the outstanding stock of which is similarly owned or controlled. (section 101)

The Trustee

      The indenture contains certain limitations on the right of the trustee, as a creditor of ours, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. (section 613) In addition, the trustee may be deemed to have a conflicting interest and may be required to resign as trustee if at the time of a default under the indenture the trustee is a creditor of ours.

Events of Default and Notices

      The following events are defined in the indenture as “events of default” with respect to debt securities of any series:

•	failure to pay principal of or premium, if any, on any debt security of that series when due;

•	failure to pay any interest on any debt security of that series when due, continued for 60 days;

•	failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

•	default in the performance, or breach, of any term or provision of those covenants contained in the indenture that are described under “Certain Restrictions — Support Agreement”;

•	failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice given to us by the trustee or the holders of at least 25% in principal amount of the debt securities outstanding and affected thereby;

•	Caterpillar or one of its wholly owned subsidiaries shall at any time fail to own all of the issued and outstanding shares of our capital stock;

•	default in payment of principal in excess of $10,000,000 or acceleration of any indebtedness for money borrowed in excess of $10,000,000 by us (including a default with respect to debt securities of any series other than that series), if such indebtedness has not been discharged or become no longer due and payable or such acceleration has not been rescinded or annulled, within 10 days after written notice given to us by the trustee or the holders of at least 10% in principal amount of the outstanding debt securities of such series;

•	certain bankruptcy, insolvency or reorganization events relating to us;

•	certain bankruptcy, insolvency or reorganization events relating to Caterpillar or one of its subsidiaries if such events affect any significant part of our assets or those of any of our subsidiaries; and

•	any other event of default provided with respect to debt securities of such series. (section 501)

      If an event of default with respect to debt securities of any series at the time outstanding shall occur and be continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of that series to be due and payable immediately; provided, however, that under certain circumstances the holders of a majority in aggregate principal amount of outstanding debt securities of that series may rescind and annul such declaration and its consequences. (section 502)

      Reference is made to the prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due on acceleration upon the occurrence of an event of default and its continuation.

      The indenture provides that the trustee, within 90 days after the occurrence of a default with respect to any series of debt securities, shall give to the holders of debt securities of that series notice of all uncured defaults known to it (the term default to mean the events specified above without grace periods), provided that, except in the case of default in the payment of principal of (or premium, if any) or interest, if any, on any debt security, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of debt securities. (section 602)

      We will be required to furnish to the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the indenture or, if there has been a default in the fulfillment of any such obligation, specifying each such default. (section 1006)

      The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee with respect to the debt securities of such series, and to waive certain defaults. (sections 512 and 513)

      Under the indenture, record dates may be set for certain actions to be taken by the holders with respect to events of default, declaring an acceleration, or rescission and annulment thereof, the direction of the time, method and place of conducting any proceeding for any remedy available to the trustee, exercising any trust or power conferred on the trustee or waiving any default. (sections 501, 502, 512 and 513)

      The indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver thereunder:

•	the principal amount of an original issue discount security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon acceleration of the maturity thereof; and

•	the principal amount of a debt security denominated in a foreign currency or a composite currency shall be the U.S. dollar equivalent, determined on the basis of the rate of exchange on the business day immediately preceding the date of our original issuance of such debt security in good faith, of the principal amount of such debt security (or, in the case of an original issue discount security, the U.S. dollar equivalent, determined based on the rate of exchange prevailing on the business day immediately preceding the date of original issuance of such debt security, of the amount determined as provided in the first item above). (section 101)

      The indenture provides that in case an event of default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the indenture, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (section 601) Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of debt securities unless they shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (section 603)

      The occurrence of an event of default under the indenture may give rise to a cross-default under other series of debt securities issued under the indenture and other indebtedness of ours which may be outstanding from time to time.

Modification of the Indenture

      Modifications and amendments of the indenture may be made by us and the trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of the outstanding debt securities issued under the indenture which are affected by the modification or amendment, provided that no such modification or amendment may, without a consent of each holder of such debt securities affected thereby:

•	change the stated maturity date of the principal of (or premium, if any) or any installment of interest, if any, on any such debt security;

•	reduce the principal amount of (or premium, if any) or the interest, if any, on any such debt security or the principal amount due upon acceleration of an original issue discount security;

•	change the place or currency of payment of principal of (or premium, if any) or interest, if any, on any such debt security;

•	impair the right to institute suit for the enforcement of any such payment on or with respect to any such debt security;

•	reduce the above-stated percentage of holders of debt securities necessary to modify or amend the indenture; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or for waiver of certain defaults.

A record date may be set for certain actions of the holders with respect to consenting to any amendment. (Section 902)

PLAN OF DISTRIBUTION

      We may sell the debt securities through underwriters or agents or directly to one or more purchasers. Any such underwriter or agent involved in the offer and sale of the debt securities will be named in the related prospectus supplement.

      Underwriters or agents may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. In connection with the sale of the debt securities, underwriters or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

      The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in such debt securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

      Any underwriters or agents participating in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, as amended, and any discounts and commissions they receive and any profit on their resale of the debt securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with the underwriters or agents to indemnify them against or provide contribution toward certain civil liabilities, including liabilities under the Securities Act.

      In addition, certain of the underwriters or agents and their associates may be customers of, engage in transactions with, lend money to or perform services for us in the ordinary course of their businesses.

VALIDITY OF DEBT SECURITIES WE MAY OFFER

      The validity of debt securities will be passed upon by Orrick, Herrington & Sutcliffe LLP, 400 Sansome Street, San Francisco, California 94111, our counsel, and, unless otherwise indicated in a prospectus supplement relating to the offered debt securities, by Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, counsel for the underwriters or agents.

EXPERTS

      The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      We and Caterpillar each file annual, quarterly and special reports, proxy statements (Caterpillar only) and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings (file number 001-11241) and the filings of Caterpillar (file number 001-00768) are also available to the public at the SEC’s web site at http://www.sec.gov. You may also obtain and review the reports and other information concerning us at the offices of the New York Stock Exchange and the reports and other information concerning Caterpillar at the offices of the New York or Chicago Stock Exchanges or the Pacific Exchange.

      The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (as amended by Form 10-Q/A filed with the SEC on June 11, 2003) and June 30, 2003, our Current Reports on Form 8-K filed with the SEC on January 23, 2003, April 1, 2003, and July 1, 2003, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus have been sold. Further, all filings we make under the Securities Exchange Act of 1934, as amended, after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.

      You may request a copy of these filings, at no cost, by writing or telephoning as follows:

Caterpillar Financial Services Corporation 2120 West End Avenue Nashville, Tennessee 37203-0001 Attn: Legal Department Telephone: (615) 341-1000

      You should not assume that the information in this prospectus and the accompanying prospectus supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this prospectus and the accompanying prospectus supplement or any sale of the debt securities. Additional updating information with respect to the matters discussed in this prospectus and the accompanying prospectus supplement may be provided in the future by means of appendices or supplements to this prospectus and the accompanying prospectus supplement or other documents including those incorporated by reference.

$800,000,000

Caterpillar Financial Services Corporation

$550,000,000 4.300% Senior Notes due 2010
$250,000,000 4.625% Senior Notes due 2015

PROSPECTUS SUPPLEMENT

June 9, 2005

Joint Book-Running Managers

Banc of America Securities LLC

Citigroup
JPMorgan

Co-Managers

ABN AMRO Incorporated

Barclays Capital

RBC Capital Markets

SG Corporate & Investment Banking

TD Securities